UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 000-51351

     (Check One)

     |_|  Form 10-K and Form 10-KSB     |_|  Form 11-K

     |_|  Form 20-F     |X|  Form 10-Q and Form 10-QSB     |_|  Form N-SAR

         For period ended          June 30, 2006
                          ------------------------------------------------------

      |_|   Transition Report on Form 10-K and Form 10-KSB
      |_|   Transition Report on Form 20-F
      |_|   Transition Report on Form 11-K
      |_|   Transition Report on Form 10-Q and Form 10-QSB
      |_|   Transition Report on Form N-SAR

         For the transition period ended
                                         ---------------------------------------

      Read Attached Instruction Sheet Before Preparing Form. Please Print or
Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

Full name of registrant:  CB Financial Corporation
                          ------------------------

Former name if applicable
                           -----------------------------------------------------

Address of principal executive office (Street and number):3710 Nash Street North
                                                          ----------------------

City, state and zip code:  Wilson, North Carolina 27896-1120
                           ---------------------------------


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)


       |    (a)   The reasons described in reasonable detail in Part III of this
       |          form could not be eliminated without unreasonable effort or
       |          expense;
       |
       |    (b)   The subject annual report, semi-annual report, transition
       |          report on Form 10-K, Form 10-KSB, Form 20-F, Form 11-K, Form
       |          N-SAR or Form N-CSR, or portion thereof, will be filed on or
 |X|   |          before the 15th calendar day following the prescribed due
       |          date; or the subject quarterly report or transition report on
       |          Form 10-Q, Form 10-QSB, or portion thereof, will be filed on
       |          or before the fifth calendar day following the prescribed due
       |          date; and
       |
       |    (c)   The accountant's statement or other exhibit required by Rule
       |          12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

      State below in reasonable detail why Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, 10-QSB, 10-D, N-SAR, N-SCR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      The Company is unable to complete and file its Quarterly Report on Form 10-QSB for the period ended June 30, 2006 by August 14, 2006 without unreasonable expense and effort. The Company is working diligently to complete the Report as expeditiously as possible. Accordingly, the Company is unable to file the Form 10-QSB within the prescribed time period.

PART IV -- OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

         Norman B. Osborn                          (252) 243-5588
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         (Name)                             (Area Code)(Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  |X| Yes |_| No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  |_| Yes |X| No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            CB Financial Corporation
                            ------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2006                 By: /s/ Norman B. Osborn
     -----------------------              --------------------------------------
                                          Norman B. Osborn
                                          President and Chief Executive Officer